NEWS RELEASE

For further information:

Hooper Holmes
James Calver
President and Chief Executive Officer
(908) 766-5000

Investors: Jonathan Birt / John Capodanno
Media: Sean Leous
Financial Dynamics
212-850-5600

Hooper Holmes Concludes Sale of Medicals Direct

BASKING RIDGE, N.J., October 11, 2007 -- Hooper Holmes (AMEX:HH) today announced the sale of Medicals Direct Group, the Company’s subsidiary in the United Kingdom, to Brandgold Ltd., a management buyout group organized by Michael Benton, CEO of Medicals Direct.  The purchase price was $15.25 million.

Following the terms of the transaction, $14 million (less closing adjustments of approximately $1.2 million), was paid to Hooper Holmes when the sale closed on October 9.  Terms specify additional payments to Hooper Holmes of $500,000 within nine months of the closing and $750,000 within 24 months.  All payments are in U.S. dollars.

"Divesting Medicals Direct is an important strategic step that will strengthen our balance sheet and enable us to invest in our most strategic businesses,” said James Calver, President and CEO of Hooper Holmes.

Hooper Holmes announced the planned sale of Medicals Direct on August 9, 2007.  The decision to sell was based on several factors, including the subsidiary’s limited ability to significantly contribute to the long-term strategic goals of the Company.   The company expects to record a net gain of approximately $10 million in connection with the transaction.

About Hooper Holmes

Hooper Holmes is the leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As the leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of more than 9,000 examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers. Each year we arrange more than 2.3 million medical exams and process about the same number of samples in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite 300,000 cases annually and complete more than two million telephone interviews. We are also a leading provider of medical claims evaluation services used by property and casualty insurance carriers, law firms, self-insureds and third-party administrators to handle personal injury and accident claims.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company's business. These forward-looking statements are qualified in their entirety by cautionary statements contained in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

# # #